Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT NO. 9 (to Prospectus dated May 13, 2025)	Registration No. 333-268603
PROSPECTUS SUPPLEMENT NO. 9 (to Prospectus dated May 13, 2025)	Registration No. 333-280882
PROSPECTUS SUPPLEMENT NO. 9 (to Prospectus dated May 13, 2025)	Registration No. 333-275117

SCILEX HOLDING COMPANY

Up to 1,594,207 Shares of Common Stock
Up to 198,810 Shares of Common Stock Issuable Upon the Exercise of Warrants
Up to 1,402,955 Warrants

Up to 3,593,288 Shares of Common Stock

Up to 3,250,000 Shares of Common Stock offered by the Selling Securityholder

Up to 6,685,714 Shares of Common Stock

________________

This prospectus supplement updates and supplements: (i) the prospectus dated May 13, 2025, which forms a part of our registration statement on Form S-1 (No. 333-268603) for which Post-Effective Amendment No. 3 was filed with the Securities and Exchange Commission (the “SEC”) on May 7, 2025 and declared effective by the SEC on May 13, 2025 (the “Post-deSPAC Prospectus”); (ii) the prospectus dated May 13, 2025, which forms a part of our registration statement on Form S-1 (No. 333-280882) for which Post-Effective Amendment No. 1 was filed with the SEC on May 7, 2025 and declared effective by the SEC on May 13, 2025 (the “Conversion Prospectus”); and (iii) the prospectus dated May 13, 2025, which forms a part of our registration statement on Form S-1 (No. 333-275117) for which Post-Effective Amendment No. 2 was filed with the SEC on May 7, 2025 and declared effective by the SEC on May 13, 2025 (the “Oramed Resale Prospectus” and together with the Post-deSPAC Prospectus and the Conversion Prospectus, the “Prospectuses”). This prospectus supplement is being filed to update and supplement the information in the Prospectuses with the information contained in our Current Report on Form 8-K, filed with the SEC on October 31, 2025 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SCLX”. On October 30, 2025, the last reported sales price per share of our Common Stock was $18.05. Our Public Warrants are listed on the Nasdaq Capital Market under the symbol “SCLXW.” On October 30, 2025, the closing sale price per warrant of our Public Warrants was $0.23.

On April 15, 2025, we effected a reverse stock split of our Common Stock at a ratio of 1-for-35 (the “Reverse Stock Split”). Unless otherwise noted, the share and per share information in the Prospectuses and this prospectus supplement reflects the effect of the Reverse Stock Split.

This prospectus supplement updates and supplements the information in the Prospectuses and is not complete without, and may not be delivered or utilized except in combination with, the Prospectuses, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectuses and if there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section titled “Risk Factors” beginning on page 23 of the Post-deSPAC Prospectus, page 23 of the Conversion Prospectus, and page 23 of the Oramed Resale Prospectus, as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectuses to read about factors you should consider before buying our securities.

__________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectuses. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 31, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K
_______________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2025

_______________________

SCILEX HOLDING COMPANY
(Exact name of registrant as specified in its charter)
_______________________

Delaware (State or other jurisdiction of incorporation)	001-39852 (Commission File Number)	92-1062542 (IRS Employer Identification No.)

960 San Antonio Road, Palo Alto, California, 94303
(Address of principal executive offices, including zip code)

(650) 516-4310

Registrant’s telephone number, including area code

N/A
(Former Name or Former Address, if Changed Since Last Report)

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

(Title of each class)	(Trading Symbol)	(Name of exchange on which registered)
Common Stock, par value $0.0001 per share	SCLX	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $402.50	SCLXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.02. Termination of a Material Definitive Agreement.

Equity Line of Credit

As previously disclosed, Scilex Holding Company (the “Company”) entered into a Common Stock Purchase Agreement and Registration Rights Agreement (the “Original Agreements”) on July 22, 2025 with Tumim Stone Capital, LLC (“Tumim”) as part of an equity line of credit (the “ELOC”). Pursuant to the Original Agreements, the Company was obligated to issue 150,000 shares of the Company’s common stock (the “Commitment Shares”) to Tumim upon effectiveness of the registration statement related to the ELOC.

On October 30, 2025 the Company and Tumim entered into a Termination Agreement pursuant to which each of the Original Agreements shall terminate upon payment in full of an aggregate of $2.7 million by the Company to Tumim in lieu of the issuance of the Commitment Shares with $500,000 to be paid on or before each of October 31, 2025 and November 14, 2025 and the remaining $1.7 million to be paid on or before December 15, 2025.

The Company acknowledges Tumim’s beneficial support. The termination of the Original Agreements is due to the Company no longer needing to raise additional capital under the Original Agreements at this time.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Termination Agreement, dated October 30, 2025, by and between Scilex Holding Company and Tumim Stone Capital, LLC.
104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCILEX HOLDING COMPANY

	By:	/s/ Henry Ji
	Name:	Henry Ji
Date: October 31, 2025	Title:	Chief Executive Officer & President

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”) is entered into as of October 30, 2025, by and between Tumim Stone Capital, LLC, a Delaware limited liability company (the “Investor”), and Scilex Holding Company, a Delaware corporation with offices located at 960 San Antonio Road, Palo Alto, California 94303 (the “Company” and, together with the Investor, the “Parties”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Parties entered into that certain Common Stock Purchase Agreement, dated as of July 22, 2025 (the “Purchase Agreement”);

WHEREAS, in connection with the Purchase Agreement, the Parties also entered into that certain Registration Rights Agreement, dated as of July 22, 2025 (the “Registration Rights Agreement” and, together with the Purchase Agreement, the “Original Agreements”);

WHEREAS, the Parties desire to terminate the Original Agreements and release each other from all obligations thereunder, upon the terms and subject to the conditions set forth herein; and

WHEREAS, in lieu of the issuance and delivery of 150,000 Commitment Shares under the Purchase Agreement, the Company desires to make cash payments to the Investor, and the Investor desires to accept such cash payments, in an aggregate amount of Two Million Seven Hundred Thousand U.S. Dollars (US$2,700,000) (the “Cash Payment”) as consideration for such termination.

NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Termination of the Original Agreements

Subject to the receipt by the Investor of the full cash payment described in Section 2 below, the Original Agreements shall be terminated in their entirety and shall be of no further force or effect as of the Effective Date of Termination (as defined below). Until such payment is made in full, the Original Agreements shall remain in full force and effect; provided, however, that until the Effective Date of Termination has occurred, the Company shall be under no obligation to issue the Commitment Shares or file a

Registration Statement pursuant to the Original Agreement. In the event that the Company has not paid the Cash Payment in full by December 15, 2025, the Company shall be obligated to issue the Commitment Shares within two business days of such failure to pay the Cash Payment in full and file an amendment to the Registration Statement as soon as reasonably practicable following the issuance of such shares.

2. Cash Consideration

(a) The Company shall pay to the Investor an aggregate amount of US$2,700,000, in lieu of the 150,000 Commitment Shares, as follows:

- US$500,000 to be paid on or before October 31, 2025;

- US$500,000 to be paid on or before November 14, 2025; and
- US$1,700,000 to be paid on or before December 15, 2025.

(b) All payments shall be made by wire transfer of immediately available funds to an account designated in writing by the Investor.

3. Effective Date of Termination

The “Effective Date of Termination” shall be the date on which the Investor has received payment in full of the cash consideration described in Section 2 above.

4. Public Announcement

The Company shall, within two business days of the date of this Agreement, file with the SEC a Current Report on Form 8-K describing the material terms of this Agreement, an acknowledgement by the Company of the beneficial support provided by Tumim, the purpose of the termination of the Original Agreements due to the Company no longer needing to raise additional capital under the Original Agreements at this time, and attaching as an exhibit thereto a copy of this Agreement. The Company shall provide the Investor a reasonable opportunity to comment on a draft of the Current Report prior to filing the Current Report with the SEC and shall give due consideration to all such comments

5. Mutual Release

Upon the Effective Date of Termination, each Party, on behalf of itself and its affiliates, successors, and assigns, hereby releases and forever discharges the other Party from any and all claims, obligations, or liabilities arising under or in connection with the Original Agreements.

6. No Admission of Liability

This Agreement is entered into solely to resolve and settle the Parties’ respective rights and obligations under the Original Agreements and does not constitute an admission of liability or wrongdoing by either Party.

7. Miscellaneous

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict-of-laws principles.

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party; provided that a facsimile signature or signature delivered by e-mail in a “.pdf” format data file, including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com, www.echosign.adobe.com, etc., shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original signature..

(c) Entire Agreement. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersedes any prior oral or written understandings.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMPANY: SCILEX HOLDING COMPANY /s/ Henry Ji	INVESTOR: TUMIM STONE CAPITAL, LLC By: 3i Management, LLC, its Manager /s/ Maier Joshua Tarlow
Name: Henry Ji Title: Chief Executive Officer, President	Name: Maier Joshua Tarlow Title: Manager